UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2015

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed in its Current Report on Form 8-K filed on August 24, 2015, Patriot National, Inc. (the “Company”) (i) entered into a membership interest purchase agreement dated as of July 20, 2015 (the “Purchase Agreement”) with Global HR Research LLC, a Florida limited liability company (“Global HR”), In Touch Holdings LLC, a Florida limited liability company (“ITH”), the members of Global HR (together with ITH, the “Sellers”) and Brandon G. Phillips as the Sellers’ Representative (the “Sellers’ Representative”), pursuant to which the Company agreed to acquire all of the outstanding membership interests of Global HR (the “Transaction”) and (ii) on August 21, 2015, the Company entered into Amendment No. 1 to the Purchase Agreement (the “Global HR Amendment”) with the Sellers and the Sellers’ Representative, which amended the purchase price payable to the Sellers in connection with the Transaction. Pursuant to the Global HR Amendment, the purchase price for the Transaction consists of (a) $24 million in cash, (b) 444,096 shares of common stock of the Company (the “Stock Consideration”), plus (c) certain deferred consideration payable solely to ITH, consisting, at the Company’s sole discretion, of either 618,478 shares of common stock of the Company or $10,477,017 in cash (the “Deferred Consideration”). The Deferred Consideration was paid on November 20, 2015 by the distribution of 309,239 shares of common stock of the Company and $5,238,508.50 in cash to ITH.

The issuance of the Deferred Consideration is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company is relying upon Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as the offer and sale of the Company’s common stock pursuant to the Transaction does not involve a public offering and further upon reliance on the representation by ITH that it is acquiring the shares for its own account, for investment only, and not with a view to any resale or public distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: November 24, 2015	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary